UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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Piedmont Lithium Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 3, 2024

Dear Valued Shareholder,

On April 29, 2024, Piedmont Lithium Inc. (“Piedmont” or the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”), which was distributed in connection with the Company’s 2024 Annual Meeting of Stockholders (the “Annual Meeting” or “AGM”) to be held via live audio webcast on Thursday, June 13, 2024, at 11:00 a.m. Eastern Time.

Recently, the two proxy advisory firms—Glass Lewis (“GL”) and Institutional Shareholder Services Inc. (“ISS”)—published their proxy research reports for Piedmont’s Annual Meeting. While we are pleased that GL and ISS have recommended its clients vote in favor of the approval for the majority of the proposals on the agenda for the AGM, GL and ISS have recommended its clients vote against the approval of the following proposals:

•	Advisory Vote on Executive Compensation (Resolution 3);
•	Approval of Equity Grant of Options to President/CEO Keith Phillips (Resolution 4);
•	Approval of Equity Grant of Restricted Stock Units to President/CEO Keith Phillips (Resolution 5); and
•	Approval of Equity Grant of Performance Stock Units to President/CEO Keith Phillips (Resolution 6).

We understand that shareholders take their right to vote at AGMs seriously, and we recognize that investors will consider a range of matters and inputs when making final voting decisions. Consequently, the Company is filing this supplement to the Proxy Statement to provide additional information in support of the proposals noted above and to reiterate why voting to approve these proposals is in the best interests of our shareholders.

2023 Company Performance

As many shareholders know, 2023 was a difficult year for the lithium market with strong lithium prices in the first half, followed by an 82% decline in pricing from all-time highs in November 2022. Companies across the global sector were impacted by the market decline. During this decline, Piedmont transitioned from a lithium developer to a revenue-producing lithium supplier—while continuing to advance our three additional lithium development projects.

Piedmont had several notable achievements last year across our global portfolio of four projects. We secured long-term customer offtake agreements and executed our first product shipments from Quebec. Our joint venture project in Ghana, the Ewoyaa Lithium Project, received its mining lease approval, and we received our permits for our Tennessee Lithium project while advancing toward the recent receipt of our North Carolina mining permit. As a development-stage company that has just begun to generate revenue, we measure our corporate and executive performance across our entire set of project goals—and less on the specific metrics of earnings and profitability, which reveal only a narrow view of our current Company achievements and value.

We believe the performance of our executive officers was key to achieving critical objectives while also navigating a challenging market that was not contemplated when compensation targets were set at the beginning of 2023. Our management team adapted and appropriately shifted focus to managing cash, amending development plans, and delaying capital expenditures to position the Company through the downturn and for the long term. This is the basis upon which the Leadership and Compensation Committee assessed 2023 performance compensation for our Named Executive Officers (“NEOs”).

2023 Compensation Peer Group

The Leadership and Compensation Committee utilizes relevant market data when making decisions about the structure and component mix of our executive compensation program. Key data is derived from the compensation peer group, which is selected based upon the following criteria (see the Proxy Statement for full details):

•	Publicly Traded U.S. Companies: Headquartered in the U.S.; traded on a major stock exchange.
•	Industry Classification: E.g., metals and mining, specialty and commodity chemicals, energy refining and marketing, electrical components and equipment, construction materials.
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Company Size: Focus on companies with market capitalization of 0.5x to 2.5x as compared to Piedmont. When the peer group was formed, Piedmont’s market capitalization was more than $1 billion and was above average in size.

•	Business Model & Organization Characteristics: Comparable region of operations and ownership structure.
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Direct competition: The Company competes with larger and more mature companies for executive talent, customers, and/or investors, hence the inclusion of these types of companies in our 2023 peer group.

Based on these criteria and other considerations, such as feedback from the Company’s independent compensation consultant, Willis Towers Watson, the Leadership and Compensation Committee, and the Board approved the 2023 peer group of the following:

In consultation with Willis Towers Watson, the Leadership and Compensation Committee and the Board aimed to develop a compensation peer group for 2023 that was an accurate reflection of our industry peers and undertook a rigorous selection process in doing so; however, the peer group selected by ISS for its report, which is used as the basis for its analysis of our NEO’s compensation, has no overlapping companies. The ISS peer group generally includes companies with characteristics different from the criteria used to select the Company’s 2023 peer group, which is described on pages 30-31 of the Proxy Statement. We recommend that our shareholders consider the significant contrast in peer groups when evaluating the ISS report and recommendations for Piedmont’s proposals.

A key part of our strategy is building a leadership team with relevant skills and experience to become a leading producer of lithium products to support the electric vehicle market in North America. The market for talent in our industry is highly competitive, and we compete for talent against large, established mining and chemical companies. Our compensation strategy is reflective of the competitive market and is designed to motivate, incentivize, and retain high-performing executive talent.

Context for CEO Compensation Increase from 2022 to 2023

As part of our compensation process, we conduct an annual competitive pay analysis based on peer group benchmarking performed with the assistance of Willis Towers Watson. The specifics related to the compensation benchmarking study are outlined in our Proxy Statement.

Beginning in late 2022 and continuing into 2023, Piedmont adjusted its compensation philosophy to increase CEO (and other NEOs) targeted cash compensation to be closer to, yet below, the peer group median.  Additionally, the compensation philosophy was designed to position long-term incentive compensation above the peer group median. We believe a compensation philosophy designed to maintain target cash compensation below the peer group median while placing a heavy emphasis on at-risk compensation is appropriate at this stage in the Company’s development.

Accordingly, we changed CEO compensation in 2023 as follows:

Base Salary: CEO base salary was increased 25% to $750,000, which is below the 2023 peer group median.

Annual Cash Bonus: We adopted a weighted scorecard methodology to provide greater transparency and disclosure on the CEO’s performance-based annual cash bonus. Bonus achievement was tied to specific strategic goals within operations, commercial activities, corporate and finance, and ESG.

Long-Term Equity Compensation: The CEO’s equity compensation increase in 2023 was consistent with Piedmont’s goal to increase CEO (and NEO) at-risk compensation compared to cash compensation, while still providing target equity compensation that remains marginally above the 2023 peer group median.

•	In aggregate, 2023 CEO target mix pay was 85% at risk and 15% fixed, compared to 80% at risk and 20% fixed in 2022.

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Piedmont advanced its equity compensation model in 2023 to include a diversified grouping of equity vehicles: performance stock units (“PSUs”) (50%), time-based restricted stock units (“RSUs”) (25%), and stock options (25%). In 2022, Piedmont’s equity compensation included only options and PSUs. The 2023 adjustment aimed to achieve goals such as retention and motivation of the NEOs to build long-term stockholder value and balance performance-based pay with time-based awards that provide an important retention incentive in a challenging market for executive talent.

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We shifted the performance goal for PSUs in 2023 to relative total stockholder return (rTSR). When adopting the overall compensation philosophy in late 2022 and into 2023, Piedmont made a conscious effort to emphasize at-risk pay to align with shareholder interests by focusing on stock price performance rather than operational milestones. While some general performance metrics, such as earnings and profitability, declined in 2023 due to the precipitous decline in lithium prices, CEO long-term compensation remains aligned with share-price appreciation in absolute terms (with respect to stock options) and relative to our peers (with respect to PSUs), which increases shareholder value.

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Also, it is important to note that total equity compensation projection outcomes are not definitive and, as per the terms of the compensation arrangements, are subject to rigorous performance conditions, which will be challenging considering current market conditions for the lithium sector given the declining lithium prices.

In light of market conditions at the end of 2023, there were no increases to 2024 base salary, target annual cash bonuses, or target equity awards for the CEO or other NEOs.

We appreciate GL and ISS’s recognition of the improvements to Piedmont’s overall compensation plans. GL did praise the Company for its “favorable improvements […] as a result of shareholder feedback.” We take seriously our ongoing efforts to obtain and respond to shareholder input regarding executive compensation and governance matters.

We believe we have a solid compensation philosophy and process, and as Piedmont develops and matures as a company, we will continue to develop our compensation philosophy, including the consideration of additional financial metrics across the compensation program for NEOs.

On behalf of Piedmont’s Board of Directors, we ask that you review and approve our proposals 3-6, keeping an eye toward the realities of Piedmont’s operating environment as a U.S. company, employing a U.S. workforce, and building a U.S.-based flagship project, all while under pressure to remain competitive in the war for talent. Upon taking these considerations, we ask that you vote “Yes” on each proposal.

Our compensation plan, as outlined in our Proxy Statement, is consistent with U.S. standards. We believe it is imperative that our compensation programs be in-line with those of other U.S. companies so that we are in a position to attract and retain the best and brightest to lead and guide our company as our industry grows and evolves.

We urge you to read the Proxy Statement and this supplement in their entirety. This supplement is being filed with the SEC and made available to stockholders on or about June 3, 2024. Except as specifically supplemented by the information contained herein, all information set forth in the Proxy Statement remains unchanged.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the answer to the “Can I Change My Vote After I Submit My Proxy?” question included in the Proxy Statement for instructions on how to do so. Regardless of your decision, we appreciate you exercising your right to vote, and your support of Piedmont. Thank you in advance for your consideration.

Kind regards,

Jeff Armstrong
Chairman of the Board